Exhibit 99.1
For Additional Information:
Haug Scharnowski, VP Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION ANNOUNCES IMPACT OF TOWER RECORDS
BANKRUPTCY PETITION
MINNEAPOLIS, MN — October 10, 2006 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of a broad range of physical and digital home entertainment and multimedia products, today announced that it has determined the effect of the Tower Records Chapter 11 bankruptcy petition. Based upon the result of the recent auction of Tower Records’ assets in the bankruptcy proceeding, the Company has determined that it will take an after tax charge to earnings for the outstanding receivable of approximately $0.03 per fully diluted share as of the quarter ended September 30, 2006.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, BCI, and FUNimation. For more information, please visit the company’s web site at http://www.navarre.com.